Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:

Dan Album	Todd Fromer / Erika Levy
Sterling Communications	KCSA Worldwide (for Path 1)
Office: 760-730-1469	(212) 896-1215 / (212) 896-1208
Mobile: 408-569-2816	tfromer@kcsa.com
dalbum@sterlingpr.com	elevy@kcsa.com

PATH 1 NETWORK TECHNOLOGIES REPORTS FIRST QUARTER 2005

FINANCIAL RESULTS

Strong Year-Over-Year and Sequential Quarter Revenue and Gross Margin Increases

SAN DIEGO – May 10, 2005 – Path 1 Network Technologies Inc. (AMEX: PNO - News), a leading provider of video routing products that enable the transmission of broadcast-quality video over IP networks, today announced its financial results for the first quarter ended March 31, 2005.

Revenue for the first quarter of 2005 increased 122% to $864,000 from $389,000 in the same quarter a year ago, and increased nearly 61% sequentially over revenue of $538,000 in the fourth quarter ended December 31, 2004.

Gross margin for the first quarter of 2005 totaled $598,000, or 69% of total revenues, compared to gross margin of negative $21,000 in the same quarter a year ago. Gross margin in the first quarter ended March 31, 2005 reflects significant product mix shift toward the company’s long haul broadcast video transport products.

Net loss for the first quarter of 2005 was cut nearly 44 percent to $1.59 million, or $0.24 per share, compared to net loss of $2.84 million, or $0.42 per share, for the same period a year ago.

“We’re very pleased at the improvement in our overall performance,” said John Zavoli, President and CEO of Path 1. “This first quarter was our strongest first quarter ever. Our revenues were driven largely by an existing customer that expanded its rollout of its services that require our long haul products. During the quarter, we also introduced our VX8000, a new product for which customers and prospects have requested trials.” Zavoli continued, “This product provides customers with a highly scalable, flexible and standards compliant platform for multi-channel IP video deployments. Our platform opens new opportunities for operators to add new services and increase operational efficiencies by providing them a simple and cost effective way to transport high quality content such as HDTV over IP networks worldwide.”

Path 1’s first quarter 2005 conference call will, as previously announced, be held on Tuesday, May 10, 2005 at 9:00 a.m. EDT (6:00 a.m. PDT). The conference call can be accessed by dialing 1-888-394-8095 (domestic) or 1-973-409-9262 (international). A listen-only broadcast of the call may be accessed on the Company’s website at: www.path1.com. A replay of the call will be available from Tuesday, May 10, 2005 at 11:00 a.m., EDT, through Tuesday, May 17, 2005 at 11:59 p.m. EDT. To access the replay, please call (877) 519-4471 in the United States or (973) 341-3080 outside the United States. To access the replay, users will need to enter the following code: 6034583.

About Path 1 Network Technologies Inc.

Path 1 Network Technologies Inc. produces a full line of video transport products that enable the conversion and distribution of real-time, broadcast-quality video over Internet Protocol (IP) networks. From the delivery of live MPEG-2 and MPEG-4 standard definition and high definition broadcasts to Video on Demand (VOD), Path 1’s video infrastructure platforms allow broadcasters, cable, telco, satellite and mobile operators to transmit high-quality point-to-point, multipoint and multiplexed video over public or private IP networks. To find out more about Path 1 Network Technologies Inc. (Amex: PNO), visit our website at www.path1.com or call 877/ONE-PATH (663-7284).

To register to receive future press releases from Path 1 Network Technologies or to download a complete Digital Investor KitTM that includes press releases, regulatory filings and corporate materials, go to www.kcsa.com and click on the “KCSA Interactive Platform” icon.

SAFE HARBOR STATEMENT: This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results or strategies and are generally preceded by words such as “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.” You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements, including the risks that Path 1 may require additional financing, that our products may not achieve customer or market acceptance, that our products will not perform as expected, that customer trials will not lead to future sales, that our sales and gross profits may fluctuate between reporting periods, and other risks identified in our annual report on Form 10-K and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and Path 1 undertakes no obligation to update such statements.

Digital Investor Kit is a trademark of KCSA Worldwide.

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Path 1 Network Technologies Inc.

Consolidated Balance Sheets

(in thousands, except shares data)

	March 31, 2005	December 31, 2004
	(unaudited)	(audited)
ASSETS
Current assets
Cash and cash equivalents	$1,755	$929
Accounts receivable, net	949	810
Inventory	497	541
Other current assets	376	468

Total current assets	3,577	2,748

Property and equipment, net	333	352
Debt issuance costs	1	4
Issuance costs for mandatorily-redeemable preferred stock	274	—
Other assets	190	60

Total assets	$4,375	$3,164

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$655	$752
Accrued compensation and benefits	135	176
Deferred revenue	240	256
Current portion of leases payable	16	21
Current portion of notes payable, net	93	78

Total current liabilities	1,139	1,283

Mandatorily-redeemable preferred shares, net	745	—

Total liabilities	1,884	1,283

Stockholders’ equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 864,229 and nil shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	—	—
Common stock, $0.001 par value; 40,000,000 shares authorized; 6,841,606 and 6,820,606 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively; 2,777 shares held in treasury	7	7
Additional paid in capital	51,025	48,743
Deferred compensation	(1,442)	(1,357)
Accumulated deficit	(47,099)	(45,512)

Total stockholders’ equity	2,491	1,881

Total liabilities and stockholders’ equity	$4,375	$3,164

Path 1 Network Technologies Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues
Product revenue	$830	$351
License revenue	—	20
Contract revenue	16	—
Other revenue	18	18

Total revenues	864	389

Cost of revenues
Cost of product revenues	266	410

Total cost of revenues	266	410

Gross profit	598	(21)

Operating expenses
Engineering, research and development	940	656
Sales and marketing	808	1,350
General and administrative	346	775

Total operating expenses	2,094	2,781

Operating loss	(1,496)	(2,802)
Other expenses
Interest expense, net	(88)	(30)
Other expense	(3)	(3)

Total other expenses	(91)	(33)

Net loss	$(1,587)	$(2,835)

Net loss per share	$(0.24)	$(0.42)

Weighted average shares used in loss per share calculation	6,746	6,676